Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-221216, 333-250963 and 333-288833), and the Registration Statements on Form S-3 (Registration No. 333-275634, 333-285690, 333-290848, 333-290847, 333-284688, 333-280113, 333-273207 and 333-276487) of our report dated March 26, 2026 relating to the consolidated financial statements of Microbot Medical Inc. (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

March 26, 2026